SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

__________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 2, 2006

UNIVISION COMMUNICATIONS INC.

(Exact name of registrant as specified in charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-12223	95-4398884
(Commission File Number)	(IRS Employer Identification No.)

1999 Avenue of the Stars, Suite 3050
Los Angeles, CA 90067
 (Address of principal executive offices)

(310) 556-7676
(Registrant’s telephone number, including area code)

NO CHANGE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02  Results of Operations and Financial Condition

        On November 2, 2006, Univision Communications Inc. (the “Company”) issued a press release announcing its results of operations for the three and nine months ended September 30, 2006. A copy of the press release is furnished herewith as Exhibit 99.1.

The press release uses the non-GAAP (Generally Accepted Accounting Principles) measures of pro forma operating income before depreciation and amortization, pro forma net income and pro forma diluted earnings per share as defined, and each of these measures is reconciled to the most directly comparable GAAP financial measure, in the press release.

For the three months ended September 30, 2006, the Company reported pro forma operating income before depreciation and amortization, pro forma net income and pro forma diluted earnings per share of $202.5 million, $96.8 million and $0.29, respectively, compared to the GAAP measures of operating income, net income and diluted earnings per share of $169.9 million, $88.1 million and $0.26, respectively, for the same period.

For the nine months ended September 30, 2006, the Company reported pro forma operating income before depreciation and amortization, pro forma net income and pro forma diluted earnings per share of $574.5 million, $270.1 million and $0.80, respectively, compared to the GAAP measures of operating income, net income and diluted earnings per share of $473.2 million, $249.5 million and $0.74, respectively, for the same period. For the nine months ended September 30, 2005, the Company reported pro forma net income and pro forma diluted earnings per share of $208.0 million and $0.60, respectively, compared to the GAAP measures net income and diluted earnings per share of $159.7 million and $0.46, respectively, for the same period.

Item 9.01  Financial Statements and Exhibits

(d) Exhibits

99.1         Press release.

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNIVISION COMMUNICATIONS INC.
Date: November 2, 2006	By:	/s/ Peter H. Lori
Name: Peter H. Lori Title: Corporate Controller and Chief Accounting Officer